Exhibit 99(a)(10)

OFFER TO EXCHANGE OPTIONS

CONFIRMATION OF ELECTION NOT TO PARTICIPATE IN THE
OFFER TO EXCHANGE

This confirms that you have elected NOT to participate in the Manugistics Offer to Exchange.

Reminder: If you would like to participate in the Offer to Exchange, you may do so by properly submitting an Election/Change of Election Form by (1) using the Offer to Exchange Database to complete and submit the required documents (the link to the Offer to Exchange Database is located under Section 2.5 of the Employee Encyclopedia, under the title “Option Exchange Program”), (2) signing, dating and delivering via facsimile to Karen Montague Miller of Stock Plan Administration at (301) 255-5700 or Stephanie Jung of Human Resources at (301) 255-3513, or (3) signing, dating and delivering to Karen Montague Miller of Stock Plan Administration or Stephanie Jung of Human Resources express mail or by hand at 9715 Key West Avenue, Rockville, MD 20850. All Election/Change of Election Forms must be received before the expiration of the offer, anticipated to be 5:00 p.m., Eastern Standard Time, on March 10, 2003.

The last properly completed and delivered Election/Change of Election Form that we receive from you before the expiration of the offer, anticipated to be 5:00 p.m., Eastern Standard Time, on March 10, 2003 will be deemed to be your last irrevocable election.